QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Taliera Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated December 21, 2006, on the financial statements of Taliera Corporation (a corporation in the development stage) as of September 30, 2006 and June 30, 2006 and for the three months ended September 30, 2006, the period from June 28, 2006 (date of inception) to June 30, 2006 and the cumulative period from June 28, 2006 (date of inception) to September 30, 2006, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

December 21, 2006

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM